CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-24777, No. 333-24811 and No. 333-24827) of
OmniQuip International, Inc. (the "Company") of our report dated November 3, 1997, appearing in the Company's Current Report on Form 8-K dated December 1, 1997, as amended pursuant to the Amendment No. 1 to Current Report on Form 8-K/A dated December 12, 1997 (collectively, the "Current Report"). Such Current Report is incorporated by reference into this Annual Report on Form 10-K dated December 24, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears at Item 14(2) of this Annual Report on Form 10-K.


PRICE WATERHOUSE LLP
St. Louis, Missouri
December 24, 1997